Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-99205) and Form S-8 (Nos. 33-56766, 33-88968, 333-101651, and 333-122844) of BioTime, Inc. of: (i) our report dated March 17, 2009, with respect to the audit of the consolidated balance sheets of BioTime, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the two years then ended, which report appears in the Annual Report on Form 10-K of BioTime, Inc. for the year ended December 31, 2008; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.

/s/ ROTHSTEIN KASS & COMPANY, P.C.

Roseland, New Jersey
March 20, 2009